Exhibit 99.1
Capri Holdings Limited Announces First Quarter Fiscal 2027 Results
Revenue, Operating Income and Earnings Per Share Exceed Expectations
London — August 5, 2026 — Capri Holdings Limited (NYSE:CPRI), a global fashion luxury group, today announced its financial results for the first quarter of Fiscal 2027 ended June 27, 2026.
First Quarter Fiscal 2027 Highlights from Continuing Operations
•Revenue decreased 3.5% on a reported basis and 4.1% in constant currency
•Operating margin was 2.2%; adjusted operating margin was 3.6%
•Earnings per share were $0.60; adjusted earnings per share were $0.67
John D. Idol, the Company's Chairman and Chief Executive Officer, said, "We are encouraged by our first quarter results, which exceeded our expectations and demonstrated the progress we are making to build a stronger and more profitable business. Our strategic initiatives across both Michael Kors and Jimmy Choo are driving deeper consumer engagement through enhanced brand storytelling and compelling product innovation."
Mr. Idol continued, "As we look at the balance of fiscal 2027 we expect Jimmy Choo to continue to grow and return to profitability. At Michael Kors certain headwinds including lower than anticipated inventory levels in the second quarter, softer trends in EMEA and updated foreign currency exchange rate assumptions are impacting our revenue outlook. As a result we now expect fiscal 2027 revenue of approximately $3.4 billion. Based on our revised revenue expectations we are taking actions to reduce operating expenses which are enabling us to maintain our fiscal 2027 earnings per share outlook of approximately $2.15, representing 40% growth over the prior year."
Mr. Idol concluded, "Looking beyond fiscal 2027 the opportunity for Michael Kors and Jimmy Choo remains significant. As our strategic initiatives continue to gain momentum, Capri Holdings is well positioned to drive sustainable growth, enhance profitability and create meaningful long-term value for our shareholders."

First Quarter Fiscal 2027 Results
Financial Results and Non-GAAP Reconciliation
The Company's results are reported in this press release in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") and on an adjusted, non-GAAP basis. A reconciliation of GAAP to non-GAAP financial information is provided at the end of this press release.
As previously disclosed, on April 10, 2025, the Company and Prada S.p.A. (“Prada”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) whereby Prada agreed to acquire certain subsidiaries of the Company which operate the Company’s Versace business. As a result, the Company classified the results of operations and cash flows of its Versace business as discontinued operations in its consolidated financial statements for all periods presented. The related assets and liabilities associated with the discontinued operations were classified as held for sale in the consolidated balance sheets as of June 28, 2025. On December 2, 2025, the Company completed the sale of its Versace business. Unless otherwise noted, the discussion below, including analysis of financial condition and results of operations, relates only to continuing operations.
Overview of Capri Holdings First Quarter Fiscal 2027 Results
•Total revenue of $769 million decreased 3.5% compared to last year. On a constant currency basis, total revenue decreased 4.1%.
•Gross profit was $500 million and gross margin was 65.0%, compared to $502 million and 63.0% in the prior year. The 200 basis point increase in gross margin was primarily driven by higher full-price sell-throughs and lower tariff rates relative to the first quarter of fiscal 2026.
•Income from operations was $17 million and operating margin was 2.2%, compared to income from operations of $16 million and operating margin of 2.0% in the prior year. Adjusted income from operations was $28 million and adjusted operating margin was 3.6%, compared to $20 million and 2.5% in the prior year.
•Net income was $69 million, or $0.60 per diluted share, compared to net income of $56 million, or $0.47 per diluted share, in the prior year. Adjusted net income was $76 million, or $0.67 per diluted share, compared to $60 million, or $0.50 per diluted share, in the prior year.
•Net inventory as of June 27, 2026 was $624 million, a 20% decrease compared to the prior year.
•Cash flow provided by operating activities for the first quarter was $73 million, while capital expenditures were $25 million, resulting in free cash flow of $48 million.
•Cash and cash equivalents totaled $114 million, and total borrowings outstanding were $338 million, resulting in net debt of $224 million as of June 27, 2026 versus $1.5 billion as of June 28, 2025.
Michael Kors First Quarter Fiscal 2027 Results
•Michael Kors revenue of $590 million decreased 7.1% compared to last year. On a constant currency basis, Michael Kors revenue declined 7.6%. Approximately $10 million of revenue was attributable to earlier than anticipated timing of wholesale shipments.
•Michael Kors gross profit was $377 million and gross margin was 63.9%, compared to $388 million and 61.1% in the prior year. The 280 basis point increase in gross margin was primarily driven by higher full-price sell-throughs and lower tariff rates relative to the first quarter of fiscal 2026.
•Michael Kors operating income was $55 million and operating margin was 9.3%, compared to $63 million and 9.9% in the prior year. The 60 basis point decline in operating margin was primarily due to expense deleverage on lower revenue.

Jimmy Choo First Quarter Fiscal 2027 Results
•Jimmy Choo revenue of $179 million increased 10.5% compared to last year. On a constant currency basis, Jimmy Choo revenue increased 9.3%.
•Jimmy Choo gross profit was $123 million and gross margin was 68.7%, compared to $114 million and 70.4% in the prior year. The 170 basis point decrease in gross margin was primarily driven by channel mix.
•Jimmy Choo operating income was $13 million and operating margin was 7.3%, compared to operating income of $4 million and operating margin of 2.5% in the prior year. The 480 basis point increase in operating margin was primarily due to expense leverage on higher revenue.
Share Repurchase Program
During the fiscal first quarter, the Company spent $50 million to repurchase approximately 2.6 million ordinary shares in open market transactions at an average cost of approximately $19.31 per share. As of June 27, 2026 the remaining availability under the Company's share repurchase program was $871 million.
Outlook
The following guidance is provided on an adjusted, non-GAAP basis. Guidance assumes an incremental 10% tariff rate on imports into the United States through July 24, 2026 and 10% to 12.5% thereafter. Financial results could differ materially from the current outlook due to a number of external events which are not reflected in our guidance, including changes in global macroeconomic conditions, incremental tariff rates in excess of our assumptions, greater than anticipated inflationary pressures or weakening consumer confidence, and further considerable fluctuations in foreign currency exchange rates.

Fiscal Year 2027 Outlook
For Capri Holdings, the Company now expects the following:
•Total revenue of approximately $3.4 billion impacted by approximately $50 million from lower than anticipated second quarter revenue at Michael Kors due to inventory delays, $50 million from softer trends in EMEA due to the ongoing conflict in the Middle East and $35 million from foreign currency headwinds relative to our prior expectation.
•Operating income of approximately $170 million
•Net interest and other income of approximately $100 million
•Effective tax rate in the low-teens range
•Weighted average diluted shares outstanding of approximately 110 million
•Diluted earnings per share of approximately $2.15
For Michael Kors, the Company expects the following:
•Total revenue of approximately $2.765 billion
•Operating margin in the low-double-digit range
For Jimmy Choo, the Company expects the following:
•Total revenue of approximately $635 million
•Operating margin in the low-single-digit range

Second Quarter Fiscal 2027 Outlook
For Capri Holdings, the Company expects the following:
•Total revenue of approximately $780 million impacted by approximately $50 million associated with inventory delays at Michael Kors, $15 million from softer than previously anticipated trends in EMEA, $10 million from foreign currency headwinds and $10 million related to the timing shift of wholesale shipments that benefited the first quarter.
•Operating income of approximately $10 million
•Net interest and other income of approximately $25 million
•Effective tax rate in the mid-30% range
•Weighted average diluted shares outstanding of approximately 112 million
•Diluted earnings per share of approximately $0.20
For Michael Kors, the Company expects the following:
•Total revenue of approximately $645 million
•Operating margin in the high-single-digit range
For Jimmy Choo, the Company expects the following:
•Total revenue of approximately $135 million
•Operating margin in the negative mid-single-digit range

The Company is unable to provide a reconciliation of the non-GAAP financial outlook to the corresponding GAAP measures presented in this press release and on the Company’s conference call without unreasonable effort due to the challenge in quantifying various significant items, including, but not limited to, foreign currency fluctuations, taxes, increased tariffs, and any future restructuring and other charges and expenses.
Conference Call Information
A conference call to discuss first quarter fiscal 2027 results is scheduled for today, August 5, 2026 at 8:30 a.m. ET. A live webcast of the conference call will be available on the Company's website, www.capriholdings.com. In addition, a replay will be available shortly after the conclusion of the call and remain available until August 12, 2026. To access the telephone replay, listeners should dial 1 (844) 512-2921 or 1 (412) 317-6671 for international callers. The access code for the replay is 13758328. A replay of the webcast will also be available within two hours of the conclusion of the call.
Use of Non-GAAP Financial Measures
Constant currency effects are non-GAAP financial measures, which are provided to supplement our reported operating results to facilitate comparisons of our operating results and trends in our business, excluding the effects of foreign currency rate fluctuations. Because we are a global company, foreign currency exchange rates may have a significant effect on our reported results. The Company believes presenting metrics on a constant currency basis will help investors to understand the effect of significant year-over-year foreign currency exchange rate fluctuations and provide a framework to assess how the business is performing and expected to perform excluding these effects. We calculate constant currency measures and the related foreign currency impacts by translating the current year's reported amounts into comparable amounts using prior year's foreign exchange rates for each currency. All constant currency performance measures discussed in this press release should be considered a supplement to and not in lieu of our operating performance measures calculated in accordance with U.S. GAAP. The Company also presents free cash flow, which is a non-GAAP measure and is calculated by taking net cash provided by operating activities less capital expenditures for the period. The Company believes that free cash flow is an important liquidity measure of cash that is available after giving effect to our capital and strategic plans, and that it is useful to investors because it measures the Company’s ability to generate cash. Additionally, this earnings release includes certain non-GAAP financial measures that exclude certain one-time, non-recurring costs associated with restructuring activities, our store renovation plan, merger and divestiture transactions and Capri transformation initiatives. The Company uses non-GAAP financial measures, among other things, to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. The Company believes that excluding these items, which are not comparable from period to period, helps investors compare operating and financial performance in a manner consistent with management's evaluation of ongoing business performance. While the Company considers the non-GAAP measures to be useful supplemental measures in analyzing its results, they are not intended to replace, nor act as a substitute for, any amounts presented in its consolidated financial statements prepared in conformity with U.S. GAAP and may be different from non-GAAP measures reported by other companies.
About Capri Holdings Limited
Capri Holdings is a global fashion luxury group consisting of iconic brands Michael Kors and Jimmy Choo. Our commitment to creativity, fashion, style and craftsmanship is at the heart of each of our luxury brands. We have built our reputation on designing exceptional, innovative products that cover the full spectrum of fashion luxury categories. Our strength lies in the unique DNA and heritage of each of our brands, the diversity and passion of our people and our dedication to the clients and communities we serve. Our designs inspire consumers to embrace the feeling of luxury in every moment. Capri Holdings Limited is publicly listed on the New York Stock Exchange under the ticker CPRI.
Forward-Looking Statements
This press release contains statements which are, or may be deemed to be, "forward-looking statements." Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of Capri about future events and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. All statements other than statements of historical facts included herein may be forward-looking statements. Without limitation, any statements preceded or followed by or that include the words "plans", "believes", "expects", "intends", "will", "should", "could", "would", "may", "anticipates", "might" or similar words or phrases, are forward-looking statements. Such forward-looking statements involve known and unknown risks and uncertainties that could significantly affect expected results and are based on certain key assumptions, which could cause actual results to differ materially from those projected or implied in any forward-looking statements. These risks, uncertainties and other factors include but are not limited to, macroeconomic pressures and general uncertainty regarding the overall future economic environment, the imposition or threat of imposition of new or additional duties, tariffs or trade restrictions on the importation of our products; risks related to the recovery of estimated tariff refund receivables, including delays in government processing, administrative offsets, appeals of court orders directing refunds, or changes in law or policy affecting the refund process; changes in fashion, consumer traffic and retail trends; fluctuations in demand for our products; loss of market share and increased competition; risks associated with operating in international markets and global sourcing activities, including currency fluctuations, disruptions or delays in manufacturing or shipments; departure of key employees or failure to attract and retain highly qualified personnel; levels of cash flow and future availability of credit; Capri's ability to successfully execute its growth strategies or cost reduction measures; the risk of cybersecurity threats and privacy or data security breaches; reductions in our wholesale channel; high consumer debt levels, recession and inflationary pressures and general economic, political, business or market conditions; the impact of epidemics, pandemics, disasters or catastrophes; extreme weather conditions and natural disasters; acts of war and other geopolitical conflicts; risks related to the pending federal securities law class action; as well as the risk factors identified in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Please consult these documents for a more complete understanding of these risks and uncertainties. Any forward-looking statement in this press release speaks only as of the date made and Capri disclaims any obligation to update or revise any forward-looking or other statements contained herein other than in accordance with legal and regulatory obligations.

CONTACTS:
Investor Relations:
Jennifer Davis
+1 (201) 514-8234
Jennifer.Davis@CapriHoldings.com
Media:
Press@CapriHoldings.com

SCHEDULE 1
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended
	June 27, 2026	June 28, 2025
Total revenue	$769	$797
Cost of goods sold	269	295
Gross profit	500	502
Total operating expenses	483	486
Income from continuing operations	17	16
Other income, net	(3)	(1)
Interest income, net	(31)	(18)
Foreign currency gain	(1)	(5)
Income from continuing operations before income taxes	52	40
Benefit for income taxes	(18)	(16)
Net income from continuing operations	70	56
Net loss from discontinued operations, net of tax	—	(3)
Net income	70	53
Less: Net income attributable to noncontrolling interest from continuing operations	1	—
Net income attributable to Capri	$69	$53

Weighted average ordinary shares outstanding:
Basic	115,424,288	118,799,819
Diluted	116,039,226	119,107,663
Net income (loss) per ordinary share attributable to Capri:
Basic from continuing operations	$0.60	$0.47
Basic from discontinued operations	—	(0.03)
Basic per ordinary share	$0.60	$0.44

Diluted from continuing operations	$0.60	$0.47
Diluted from discontinued operations	—	(0.03)
Diluted per ordinary share	$0.60	$0.44

SCHEDULE 2
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	June 27, 2026	March 28, 2026	June 28, 2025
Assets
Current assets
Cash and cash equivalents	$114	$135	$129
Receivables, net	188	211	171
Inventories, net	624	581	779
Prepaid expenses and other current assets	217	226	176
Current assets held for sale	—	—	384
Total current assets	1,143	1,153	1,639
Property and equipment, net	359	371	400
Operating lease right-of-use assets	855	854	823
Intangible assets, net	554	562	595
Goodwill	201	202	204
Deferred tax assets	—	—	1
Other assets	98	92	100
Noncurrent assets held for sale	—	—	1,707
Total assets	$3,210	$3,234	$5,469
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$350	$311	$403
Accrued payroll and payroll related expenses	87	122	78
Accrued income taxes	32	23	52
Short-term operating lease liabilities	227	233	241
Short-term debt	14	14	21
Accrued expenses and other current liabilities	251	251	265
Current liabilities held for sale	—	—	339
Total current liabilities	961	954	1,399
Long-term operating lease liabilities	827	830	808
Deferred tax liabilities	68	88	75
Long-term debt	324	343	1,650
Other long-term liabilities	887	935	962
Noncurrent liabilities held for sale	—	—	588
Total liabilities	3,067	3,150	5,482
Commitments and contingencies
Shareholders’ equity
Ordinary shares, no par value; 650,000,000 shares authorized; 230,248,252 shares issued and 113,609,022 outstanding at June 27, 2026; 229,042,390 shares issued and 115,175,268 outstanding at March 28, 2026; 228,886,329 shares issued and 119,040,814 outstanding at June 28, 2025	—	—	—
Treasury shares, at cost (116,639,230 shares at June 27, 2026, 113,867,122 shares at March 28, 2026 and 109,845,515 shares at June 28, 2025)	(5,597)	(5,543)	(5,463)
Additional paid-in capital	1,525	1,512	1,492
Accumulated other comprehensive loss	(293)	(323)	(396)
Retained earnings	4,503	4,434	4,350
Total shareholders’ equity of Capri	138	80	(17)
Noncontrolling interest	5	4	4
Total shareholders’ equity	143	84	(13)
Total liabilities and shareholders’ equity	$3,210	$3,234	$5,469

SCHEDULE 3
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED REVENUE DATA
($ in millions)
(Unaudited)

		Three Months Ended
		June 27, 2026	June 28, 2025
Revenue by Segment and Region:

Michael Kors	The Americas	$372	$413
	EMEA	142	150
	Asia	76	72
Michael Kors Revenue		590	635

Jimmy Choo	The Americas	58	46
	EMEA	82	78
	Asia	39	38
Jimmy Choo Revenue		179	162

Capri	The Americas	430	459
	EMEA	224	228
	Asia	115	110
Total Capri Revenue		$769	$797

SCHEDULE 4
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED SEGMENT DATA
($ in millions)
(Unaudited)

	Three Months Ended
	June 27, 2026	June 28, 2025
Total revenue:
Michael Kors	$590	$635
Jimmy Choo	179	162
Total revenue	$769	$797

Gross profit:
Michael Kors	$377	$388
Jimmy Choo	123	114
Total gross profit	$500	$502

Selling, general and administrative expenses:
Michael Kors	$304	$307
Jimmy Choo	104	103
Corporate	43	45
Total selling, general and administrative expenses	$451	$455

Depreciation and amortization:
Michael Kors	$18	$18
Jimmy Choo	6	7
Corporate	5	5
Total depreciation and amortization	$29	$30

Income from continuing operations:
Michael Kors	$55	$63
Jimmy Choo	13	4
	68	67
Less: Corporate expenses	(48)	(50)
Restructuring and other expense	(3)	(1)
Total income from continuing operations	$17	$16

Operating margin:
Michael Kors	9.3%	9.9%
Jimmy Choo	7.3%	2.5%
Capri	2.2%	2.0%

SCHEDULE 5
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
SUPPLEMENTAL RETAIL STORE INFORMATION
(Unaudited)

	As of
Retail Store Information:	June 27, 2026	June 28, 2025
Michael Kors	662	695
Jimmy Choo	209	217
Total number of retail stores	871	912

SCHEDULE 6
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSTANT CURRENCY DATA
($ in millions)
(Unaudited)

	Three Months Ended		% Change
	June 27, 2026	June 28, 2025	As Reported	Constant Currency
Total revenue:
Michael Kors	$590	$635	(7.1)%	(7.6)%
Jimmy Choo	179	162	10.5%	9.3%
Total revenue	$769	$797	(3.5)%	(4.1)%

SCHEDULE 7

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	June 27, 2026	June 28, 2025
Income from continuing operations, as reported	$17	$16
Adjustments:
Transaction related costs (1)	5	—
Restructuring and other expense (2)	3	1
Store renovation plan (3)	2	1
Capri transformation (4)	1	2
Total adjustments	11	4
Income from continuing operations, as adjusted	$28	$20
Operating margin, as reported	2.2%	2.0%
Operating margin, as adjusted	3.6%	2.5%

Net income attributable to Capri from continuing operations, as reported	$69	$56
Adjustments to income from operations from above	11	4
Transaction related income (5)	(3)	—
Tax effect of income from operations adjustments	(1)	—
Net income attributable to Capri from continuing operations, as adjusted	$76	$60

Weighted average basic ordinary shares outstanding	115,424,288	118,799,819
Weighted average diluted ordinary shares outstanding	116,039,226	119,107,663

Diluted net income per ordinary share from continuing operations, as reported	$0.60	$0.47
Net income adjustments per ordinary share	0.07	0.03
Diluted net income per ordinary share from continuing operations, as adjusted (6)	$0.67	$0.50
______________________
(1)Primarily relates to costs associated with the transition services agreement in connection with the sale of Versace.
(2)As of June 27, 2026, this relates to severance costs. As of June 28, 2025, this relates to costs incurred in connection with the Company's Global Optimization Plan which primarily relate to severance, lease termination and store closure costs.
(3)Primarily relates to fixed asset costs expensed as incurred associated with the Company's Store Renovation Plan for certain stores considered strategic investments and are not capitalizable.
(4)The Capri transformation program represented a multi-year, multi-project initiative intended to improve the operating effectiveness and efficiency of our organization by creating best in class shared platforms across our brands and by expanding our digital capabilities. These initiatives covered multiple aspects of our operations including supply chain, marketing, omni-channel customer experience, e-commerce, data analytics and IT infrastructure.
(5)Represents transition services agreement related income.
(6)Diluted per share amounts are calculated using unrounded numbers.